Exhibit 99.2

KNIGHT ANNOUNCES PARTNERSHIP WITH CITADEL TO EXPAND DIRECT EDGE ECN

Nasdaq’s William O’Brien to Join Direct Edge ECN as Chief Executive Officer

JERSEY CITY, New Jersey (July 18, 2007) – Knight Capital Group, Inc. (Nasdaq: NITE) today announced that Citadel Derivatives Group LLC, an affiliate of Citadel Investment Group, L.L.C., one of the world’s leading financial institutions focused on alternative asset management, has agreed to purchase a minority equity interest in Knight’s rapidly growing ECN, Direct Edge ECN. Knight and Citadel have received regulatory approval for the investment, which is expected to close by July 31, 2007. Financial terms of the transaction were not disclosed.

“Knight is proud to welcome industry leader Citadel as a partner in the Direct Edge ECN, which we have built into a vibrant alternative to the exchanges,” said Thomas M. Joyce, Chairman and Chief Executive Officer of Knight Capital Group. “We believe Direct Edge ECN’s value as a low-cost industry utility will continue to grow as our partners work together to increase liquidity on the platform.”

William O’Brien, 36, will join Direct Edge ECN LLC as Chief Executive Officer effective July 30, 2007, to oversee daily operations as well as lead the expansion efforts of the ECN. Mr. O’Brien joins the ECN from The Nasdaq Stock Market, Inc. where most recently he was Senior Vice President, New Listings. Mr. O’Brien joined Nasdaq as part of its 2004 acquisition of BRUT, LLC, where he had been Chief Operating Officer since 2002. William Karsh, 54, who has been Chief Executive Officer of the Direct Edge ECN subsidiary since March 2006, will remain with Direct Edge under Mr. O’Brien when the transaction is closed.

“I am delighted that Bill O’Brien has joined Direct Edge ECN as CEO,” Mr. Joyce said. “We are confident that Bill’s experience at Nasdaq and at BRUT, where he had been responsible for day-to-day operations, makes him the ideal person to lead and grow the ECN.”

“Knight has created a competitive and liquid marketplace with Direct Edge ECN,” said Matt Andresen, Co-Head of Citadel Derivatives Group. “We are excited by the opportunity to partner with Knight and are committed to helping Direct Edge continue its strong growth.”

Direct Edge ECN entered the market in October 2005 and today averages touched volume of more than 200 million shares per day, with a one-day high in the second quarter of 299 million shares on June 26, 2007. Knight and Citadel intend to attract other strategic investors who in addition to providing an equity investment also seek to utilize Direct Edge ECN for trade execution.

Biography

William O’Brien

Chief Executive Officer, Direct Edge ECN LLC

William O’Brien joins Direct Edge ECN LLC as Chief Executive Officer in July 2007. As CEO, he will be responsible for the management of all strategic, operational and administrative affairs of the ECN.

Prior to his appointment to Direct Edge ECN, Mr. O’Brien was Senior Vice President, New Listings at The Nasdaq Stock Market, Inc. with responsibility for all Nasdaq efforts to increase U.S. listings, including IPOs, exchange transfers and structured products. He also was Nasdaq’s Senior Vice President, Market Data Distribution, responsible for the sales, management and business direction of Nasdaq’s real-time and historical market data business.

Mr. O’Brien joined Nasdaq in 2004 by way of Brut, LLC, where he had been Chief Operating Officer since 2002, helping lead the company through a period of significant growth and its acquisition by Nasdaq. He originally joined Brut as Senior Vice President and General Counsel in 2000. Mr. O’Brien also was Vice President and Assistant General Counsel at Goldman Sachs from 1998 to 2000 and was an attorney in Orrick, Herrington & Sutcliffe LLP’s Market Regulation Group from 1995 to 1998. He has a B.A. from the University of Notre Dame and a J.D. from the University of Pennsylvania School of Law.

About Citadel Investment Group, L.L.C.

Citadel is one of the world’s leading financial institutions focused on alternative asset management strategies. The Citadel group of companies employ over 1,000 professionals at headquarters in Chicago and across its offices around the world, including New York, San Francisco, London, Hong Kong and Tokyo.

Citadel Derivatives Group LLC is an affiliate of Citadel Investment Group, L.L.C. and is one of the leading market-makers in equities and listed options in the United States.

About Knight

Knight Capital Group, Inc. (Nasdaq: NITE) is a leading financial services firm that provides voice and electronic access to the capital markets across multiple asset classes for buy-side, sell-side and corporate clients, and asset management for institutions and private clients. Our Global Markets business offers superior execution quality through natural liquidity, capital facilitation and trading technology, with comprehensive products and services that support the capital formation process. Our Asset Management business, Deephaven Capital Management, is a global multi-strategy alternative investment manager focused on delivering attractive risk-adjusted returns with low correlation to the broader markets. More information about Knight can be found at www.knight.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission including, without limitation, the risks and uncertainties detailed under the headings “Certain Factors Affecting Results of Operations” and “Risks Affecting our Business” in the Company’s Annual Report on Form 10-K.

CONTACTS

Margaret Wyrwas Senior Managing Director, Corporate Communications & Investor Relations 201-557-6954 or mwyrwas@knight.com	Kara Fitzsimmons Vice President, Corporate Communications 201-356-1523 or kfitzsimmons@knight.com